Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of June 22, 2005 by and between Hungarian Telephone and Cable Corp. (“HTCC”), a corporation organized under the laws of the State of Delaware, United States of America (HTCC and its subsidiaries are hereinafter referred to as the “Company”) and Jan Mulder, having an address at H-1029 Budapest, Feketefej u. 15., Hungary (the “Executive”).

RECITALS:

A.	On May 31, 2005 HTCC and Executive entered into an employment agreement, (“Employment Agreement”).

B.	The parties desire to terminate the Employment Agreement by mutual agreement.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1. Termination The parties agree to terminate the Employment Agreement with effect from the date of this Agreement. By signing this Agreement, the Executive will resign from his position as CEO/Managing Director of Pantel Kft. as at the date hereof and HTCC will appoint a replacement CEO/Managing Director and the Executive will have no forward-going responsibility in respect of Pantel Kft.

2. Return of Property The Executive will attend at his place of work on Thursday, June 23, 2005 only in order to remove his personal possessions. Other than his company car and company mobile telephone, the Executive will return all company property - including without limitation, any information concerning any of the Pantel companies or the Company whether in documentary or other form - in his possession to the Chief Financial Officer of HTCC at his office at 12 noon on Thursday, June 23, 2005. The Executive shall have the right to continue to use his company car and mobile telephone at the Company’s expense until August 24, 2005 on which date he shall turn over such property to the Chief Financial Officer of HTCC at his office at 12 noon. The use of the mobile telephone by the Executive until August 24, 2005 shall be “reasonable” in that the cost incurred in its use shall not exceed (on a pro rata basis) the monthly average cost incurred in the six months preceding the date of this Agreement. Any cost of mobile telephone use in excess if this reasonable level shall be reimbursed by the Executive to Pantel Kft. on or before August 24, 2005. The Executive shall be permitted to take ownership of two paintings currently hanging in his office at the premises of Pantel Kft. upon his paying the sum of One Thousand Euros (€1,000) as provided for in Paragraph 3. below.

3. Termination Payments The Executive shall be paid a net lump sum cash Termination Payment in the amount of Four Hundred and Fifty-Six Thousand, Five Hundred Euros (€456,500), taking into account the price of the paintings referred to in Paragraph 2. above.

In addition, the Company shall pay the rent in respect of the Executive’s current place of residence in Budapest up until the end of August 2005.

The Company will act in accordance with the Executive’s written instructions as to the release to the Executive of all of the Executive’s money on a tax withholding account at Budapest Bank.

The Company shall fully cooperate to the extent necessary to cause the release to the Executive of all of the Executive’s money paid into the trust pursuant to the parties’ previous agreements.

The amount of Four Hundred and Fifty-Six Thousand, Five Hundred Euros (€456,500) shall be transferred in immediately available funds to the Executive’s bank account (the details of which the Executive will supply separately to the Company in writing) on June 23, 2005 without withholding, deduction or set-off of any kind. The Executive will be solely responsible for all taxation in relation to his receipt of the Termination Payments and the other payments as set forth in Paragraph 7 (Employee Taxes) of the Employment Agreement as if that paragraph were set out in full in this Agreement. The Company will terminate the lease in respect of the Executive’s current place of residence in Budapest with effect from 31 August 2005.

4. Covenant Not to Compete The Executive hereby agrees that the covenants not to compete set forth in Paragraph 11 of the Employment Agreement will survive the termination of the Employment Agreement and will continue to apply to him until February 28, 2007. The parties agree that the geographic scope of the covenant not to compete set forth in Paragraph 11 of the Employment Agreement shall extend only to Hungary, Bulgaria and Romania.

5. Release

i.	Subject to the terms of the reservation in Subparagraph ii, each of the parties on their own behalf and on behalf of their parents, subsidiaries and affiliates (collectively “Affiliates”) and permitted assigns and, in the case of the Executive, on behalf of his heirs, executors and administrators (collectively the “Releasors”) hereby voluntarily and knowingly releases the other party, its Affiliates and, in the case of the Executive, his heirs, executors and administrators, and each of their respective current and former officers, directors, shareholders, employees, consultants and employee benefit plans as applicable (collectively the “Releasees”) from any and all actions, causes of action, claims, grievances, complaints, accounts, or demands (“Claims”), whether known or unknown, which Releasors ever had, has, or may have against any of the Releasees by reason of any alleged or actual act, omission, practice, conduct, or other matter, at any time through the date of execution of this Agreement, except for Claims under or to enforce the terms of this Agreement.

ii.	Subject to the terms of the reservation below as regards Claims by the Company against the Executive, the parties understand and acknowledge that the Claims covered by this Release include, but are not limited to (a) any Claims under any applicable US federal or state law; (b) any Claims of employment discrimination, whether based on US state, or local law or the law of any country, or judicial or administrative decision; (iii) any Claims for breach of any express or implied contract, constructive discharge, or failure to comply with applicable rules, regulations, policies, or practices of HTCC or any of its Affiliates; (iv) any Claims under any employee benefit plans or programs or employee welfare plans or programs of HTCC of any of its Affiliates; (v) any Claims relating to any of the terms or conditions of employment at HTCC; (vi) any Claims alleging tortious conduct or personal injury; (vii) any Claims for compensation of any type; and (viii) any Claims for attorney’s fees, costs, disbursements, or other such expenses.

Despite the terms of Subparagraphs i and ii, the Company reserves the right to make a Claim pursuant to any applicable law against the Executive in respect of any subsequently discovered matter arising out of his employment as Managing Director of Pantel Kft. and/or to his holding the office of Managing Director, provided that the relevant facts and circumstances of which are not known to the Company at this time.

The Company represents that, as at the date of this Agreement, it has no knowledge of any matter that would form the basis or grounds for any such Claims against the Executive.

iii.	Executive acknowledges (a) that he has been given a reasonable period of time to consider this Agreement; (b) that he has read and understood this Agreement in its entirety and (c) that he has freely elected to sign the Agreement on this date, after having taken what he considers to be a sufficient period of time to consider it.

iv.	Each party hereby waives any and all rights under the laws of any jurisdiction in the United States or elsewhere that limit a general release to those Claims that are known or suspected to exist in favor of the other party as of the date of the execution of this Agreement.

6. Confidentiality and Announcements Executive hereby covenants and agrees that the terms of this Agreement are confidential and that he will not disclose either the existence of this Agreement or any of the terms of it to any third party without the prior written consent of HTCC. Executive hereby further agrees that he will make no announcement concerning the termination of the Employment Agreement without prior consultation with HTCC and without its prior written consent. The Company shall be permitted to make such disclosure concerning the existence of this Agreement and of its terms as is required by law or any relevant regulatory authority without prior consultation with Executive and without his approval. Whether disclosure is required by law in any particular case is a determination that the Company shall make in it sole discretion. Notwithstanding the foregoing, the parties agree that the Executive shall be permitted prior to 24 June 2005 to use his company computer to send a farewell e-mail message to all Pantel staff the text of which is approved in advance by the Company and to invite certain employees of the Company to attend a farewell party organized by the Executive at his own expense not on Company premises and not taking place during normal business hours.

7. Survival of Terms In addition to the terms of the Employment Agreement amended and/or restated by this Agreement, the following terms of the Employment Agreement will survive its termination: Paragraph 12 (Confidential Information), Paragraph 14 (Indemnification) and Paragraph 16 (Miscellaneous), Sub-clause (c) (Notices).

8. Assignment Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

9. Amendment This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

10. Breach of Covenants Executive agrees that a substantial violation on his part of any covenant contained in Paragraph 11. of the Employment Agreement as amended by Paragraph 4. of this

Agreement; in Paragraph 6. of this Agreement or in Paragraph 12. of the Employment Agreement will cause such damage to the Company or Pantel as will be irreparable and for that reason, Executive further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Executive expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

11. Severability The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

12. Governing Law; Forum; Consent to Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this Agreement, (ii) to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of Delaware, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum or that the court lacks personal jurisdiction over it or him.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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